HEI Exhibit 4

Hawaiian Electric Industries, Inc. • P. O. Box 730 Honolulu, Hawaii  96808-0730

LETTER OF DIRECTION AND AMENDMENT TO TRUST/GCA/SERVICE/ RECORDKEEPING AGREEMENT

To:	Carolyn Dower, Vice President, Managing Director
Fidelity Investments

From:	James A. Ajello, Chairman
Hawaiian Electric Industries, Inc. Pension Investment Committee

Chet A. Richardson, Secretary
Hawaiian Electric Industries, Inc. Pension Investment Committee

Plan Name (s) and Number (s):  HEIRS Plan #56566, American Savings Bank 401(k) Plan #75615 (the “Plan”)

Re: Share Class Conversion of Spartan Investor Class to Spartan Institutional Class

This letter relates to the investment options available under the Trust Agreement, Group Custodial Account Agreement, Service Agreement and/or Recordkeeping Agreement, as applicable (individually or collectively, the “Agreement”) between Hawaiian Electric Industries, Inc. and American Savings Bank, F.S.B. (collectively and individually, the “Sponsor”)  (the “Sponsor” or “Employer”) and Fidelity Management Trust Company (“FMTC”) and/or Fidelity Investments Institutional Operations Company, Inc. (“FIIOC”) and/or Fidelity Employer Services Company LLC (“FESCO”) (collectively, “Fidelity”), as applicable, for the above-referenced Plan(s).

Fidelity is hereby directed to do the following with respect to the above referenced fund action:

Adding Funds

•                  Effective August 19, 2011, please add Spartan Institutional Class for the fund(s) listed below to the plan line-up:

INSTITUTIONAL CLASS

Spartan U.S. Bond Index Fund	Institutional	FXSTX
Spartan 500 Index Fund	Institutional	FXSIX

Fund Close, Investment Elections & Fund Balances

•                  Effective as of the close of business (normally 4 p.m., Eastern Time) on August 19, 2011, the fund(s) listed below will close to new investments.

•                  Effective as of the close of business on August 19, 2011, all contributions, loan repayments and all exchanges-in, otherwise transferred or directed to the Spartan

Investor Class of the fund(s) listed below will be transferred or redirected to the Spartan Institutional Class for the fund(s) listed.

•                  Effective as of the close of business on August 19, 2011, balances in the fund(s) listed below will be reallocated from the Spartan Investor Class to the Spartan Institutional Class.

INVESTOR CLASS

Spartan U.S. Bond Index Fund	Investor	FBIDX
Spartan 500 Index Fund	Investor	FUSEX

In order for this direction to be processed in a timely manner, this Letter of Direction needs to be received by Fidelity no later than Friday, July 27, 2011.

By their execution of this letter below, the parties intend and agree that this Letter of Direction and Amendment shall constitute an amendment to the Trust, GCA, Service and/or Recordkeeping Agreement(s) with respect to the Plan(s).

Hawaiian Electric Industries, Inc. and American Savings Bank, F.S.B.

By:	/s/ James A. Ajello	Date:	7/7/11
James A. Ajello
Title:	Chairman, Hawaiian Electric Industries, Inc. Pension Investment Committee

By:	/s/ Chet A. Richardson	Date:	7/8/11
Chet A. Richardson
Title:	Secretary, Hawaiian Electric Industries, Inc. Pension Investment Committee

Agreed to and accepted by Fidelity:

FIDELITY MANAGEMENT TRUST COMPANY

and/or FIDELTY INVESTMENTS INSTITUTIONAL

OPERATIONS COMPANY, INC. and/or FIDELITY

EMPLOYER SERVICES COMPANY LLC, as applicable

By:	/s/ Mark C. Kohus	7/26/11
Authorized Signatory